Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Announces Agreements to Acquire Properties
in Oklahoma and Texas for Approximately $802 Million

Company to Acquire 734 Bcfe of Proved Reserves for $1.09/Mcfe

DENVER – July 26, 2005 – (PR Newswire) – Whiting Petroleum Corporation (NYSE: WLL) today announced that it entered into two purchase and sale agreements with Celero Energy, LP, a Midland, Texas-based privately held Quantum Energy Partners portfolio company, to acquire the operated interest in two producing oil and gas fields, one in the Postle field in the Oklahoma Panhandle and the other in the North Ward Estes field in the Permian Basin of West Texas. The separate closings for Postle field and North Ward Estes field are expected to occur on August 4, 2005 and October 4, 2005, respectively, subject to standard conditions to closing. The effective date of both transactions will be July 1, 2005.

The total purchase price will be approximately $802 million, or $1.09 per thousand cubic feet equivalent (Mcfe) of estimated proved reserves. The purchase and sale agreements provide that Whiting will pay Celero $343 million in cash at the August closing and $442 million in cash at the October closing, as well as issue 441,500 shares of Whiting common stock to Celero at the October closing. Based on recent trading, this stock has a value of approximately $17 million. Whiting will assume Celero’s Midland, Texas office lease and intends to employ as many of the existing office and field personnel of Celero as possible.

Total proved reserves for the properties to be acquired are estimated at 734 billion cubic feet equivalent (Bcfe), as of July 1, 2005, 94% of which is oil and 43% of which is developed. The independent engineering firm of Netherland Sewell & Associates prepared the reserve estimate. In aggregate, the properties cover an area of approximately 112,000 net acres. Upon completion of the acquisitions, Whiting will operate approximately 95% of the properties, which produced at an average net daily rate of approximately 7,510 barrels of oil and 2.8 million cubic feet of gas, or 47.8 million cubic feet equivalent (MMcfe), during the first quarter of 2005. Substantially all of the properties to be acquired from Celero provide potential for enhanced recovery (primarily waterflooding and CO2 injection), as well as reserve growth associated with development and exploratory drilling.

The Postle field, located in Texas County, Oklahoma, includes five producing units and one lease covering a total of approximately 25,600 gross acres or 24,223 net acres. Working interests range from 94% to 100%. There are currently 88 producers and 78 injection wells in the field which, during the first quarter of 2005, produced at an average net daily rate of approximately 4,350 barrels of oil (including natural gas liquids or NGLs) and 400 thousand cubic feet (Mcf) of gas. Expansion projects are under way, with two drilling rigs and six workover rigs currently working in the field.

The North Ward Estes field includes six base leases with 100% working interests in approximately 58,000 gross and net acres located in Ward and Winkler counties, Texas. Upon closing, Whiting will operate all of these properties, which currently contain 523 producing wells and 149 injection wells. Including production from the interests in certain other fields to be acquired at the October closing, these properties were producing at an average net daily rate of approximately 3,160 barrels of oil (including NGLs) and 2.4 million cubic feet (MMcf) of gas during the first quarter of 2005. Four drilling rigs and 12 workover rigs are currently active in the North Ward Estes field.

Interests in certain other fields encompassing approximately 30,000 net acres will be included in the October closing. These other fields encompass 650 additional wells (both producing and injection wells) throughout the Permian Basin. Two workover rigs are currently working on these properties.

The tables below summarize certain statistics about this acquisition.

Acquired Field	Purchase Price (In millions)	Proved Reserves (Bcfe)	% Oil	% Developed	1st Quarter `05 Average Daily Production (MMcfe/d)	R/P Ratio	$/Proved Reserves ($/Mcfe)	Fully (1) Developed Reserves ($/Mcfe)
Postle	$343	241.5	94%	57%	26.4	25.1x	$1.42	$1.88
North Ward Estes
and Other	$459	492.5	94%	36%	21.4	63.1x	$0.93	$1.79

TOTALS	$802	734.0	94%	43%	47.8	42.1x	$1.09	$1.82

(1)	Includes estimated future development costs of $422 million for North Ward Estes and Other and $112 million for Postle or a total of $534 million. This amount includes approximately $166 million of CO2 purchases. Approximately 80% of the $534 million is expected to be invested over the next 5½ years.

The combined operations of Whiting and the properties to be acquired from Celero Energy are estimated as follows:

	Whiting(1)	Acquired Properties(2)	Pro Forma Whiting	% Change
Proved Reserves
Oil - MMBbl	88	115	203	131%
Gas - Bcf	340	44	384	13%

Total - Bcfe	865	734	1,599	85%
% Natural Gas	39%	6%	24%
Production
Oil - MBbl/d	17.0	7.5	24.5	44%
Gas - MMcf/d	82.0	2.8	84.8	3%

Total - MMcfe/d	184.0	47.8	231.8	26%
% Natural Gas	45%	6%	37%
R/P Ratio - Years	13	42	19	47%
Enterprise Value	$1,526 (3)	$802	$2,328	53%
EV/Mcfe	$1.76	$1.09	$1.46
EV/Mcfe/d	$8,296	$16,792	$10,047

(1)	Whiting reserve data based on December 31, 2004 year-end results. Whiting production based on second quarter production of 180 MMcfe/d as announced on June 23, 2005 and pro forma for the 4 MMcfe/d of production acquired in the $30.5 million partnership interest acquisition announced June 23, 2005. Oil production includes NGLs.
(2)	Acquired Properties reserve data based on July 1, 2005 reserve reports provided by Netherland, Sewell and Associates. Acquired Properties production based on first quarter production.
(3)	Based on Whiting stock price of $39.30 as of July 25, 2005. Includes $354.8 million of net debt at Whiting as of March 31, 2005, pro forma for the April 2005 Senior Subordinated Notes offering.

James J. Volker, Chairman, President and Chief Executive Officer of Whiting Petroleum stated, “This acquisition reflects our strategy of adding quality long-lived reserves at attractive prices. The purchase fits our plan to grow our asset base through acquisition and subsequent development of producing oil and gas properties. After both transactions have closed, Whiting expects its total estimated reserves to be approximately 85% greater than its December 31, 2004 reserves. We believe the fields contained in the acquisition are an excellent fit within our Permian Basin and Mid-Continent core areas. From July 2005 through 2006, we expect to invest approximately $197 million in the further development of these fields. Based on our independent engineering and our planned future development costs, annual production from the properties acquired from Celero is expected to rise approximately 40% in 2006 over the annualized rate forecast for the second half of 2005.”

Maps and a summary of planned development operations and future development costs on these properties are attached. These were prepared in accordance with the Netherland Sewell & Associates independent engineering report.

Merrill Lynch & Co. has provided a fairness opinion to Whiting in connection with the proposed acquisition of the properties. Whiting has also received a firm commitment from JPMorgan Chase Bank, N.A. (JPMorgan) to increase the borrowing base under its credit facility from $550 million to $850 million. The Company intends to finance the cash portion of the purchase price with bank debt from this credit facility and expects to have a debt-to-total-capitalization ratio of 63% immediately following the second closing. Using its net cash provided by operating activities, net of planned capital expenditures, Whiting believes it could reduce its bank debt by approximately 67% and return its debt-to-total-capitalization ratio to less than 40% within 24 months.

Whiting has hedged approximately 55% of the current proved developed producing oil production from the Celero properties through 2008, using costless collars with floors of $48 to $50 per barrel and ceilings of approximately $70 to $77 per barrel.

Conference Call

Whiting will host a conference call on Wednesday, July 27, 2005 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss the Celero Energy transaction and Whiting’s second quarter 2005 financial and operating results. The conference call will also include Whiting’s guidance for 2005 results, taking into account the expected impact of the Celero acquisitions.

Investors may participate in the conference call by dialing (800) 847-4038 (U.S./Canada) or (706) 634-7593 (International) to be connected to the call. Please dial in approximately 10 minutes prior to the beginning of the conference call. Access to a live Internet web cast will be available at www.whiting.com by clicking on the link titled “Webcasts.”

A telephonic replay will be available beginning approximately two hours after the call and continuing through Wednesday, August 3, 2005. You may access this replay by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International) and entering the conference ID # 7819295. You may also access an archive containing the web cast at www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Rocky Mountain, Permian Basin, Gulf Coast, Michigan and Mid-Continent regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements

This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, production expenses, net profit margins, cash flows from operations and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs; our ability to identify and complete acquisitions, including the Celero acquisitions, and to successfully integrate acquired businesses and properties, including the properties to be acquired from Celero; unforeseen underperformance of or liabilities associated with acquired properties, including the properties to be acquired from Celero; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

Whiting Petroleum announced yesterday agreements to acquire properties in Oklahoma and Texas for approximately $802 million or $1.09 per Mcfe of proved reserves.

Field Highlights – Postle

•	Located in Texas County, Oklahoma
•	24,223 net acres
•	Five producing units
•	Postle Upper Morrow Unit
•	Hough Morrow A Unit
•	West Hough Morrow Unit
•	Hovey Morrow Unit
•	South Hovey Upper Cherokee Unit
•	37,000 farm-in acres
•	Top of Council Grove to 100’ below deepest perforation
•	Six Council Grove wells waiting on hook-ups in Q3-Q4 timeframe
•	Additional production opportunities include:
•	Well reactivations of PDNP reserves (~$1 million total capital)
•	Waterflood and CO2 expansion projects on PUD reserves (~$93 million total capital)
Daily net production from Postle field averaged 4,350 barrels of oil and 400 Mcf of gas in the first quarter of 2005.

Field Highlights – North Ward Estes

•	Located in Ward and Winkler Counties, Texas
•	58,000 net acres
•	6 base leases with 100% working interest
•	523 producing wells, 149 injection wells
•	Current production from the Yates formation utilizing waterflood
•	Additional production opportunities include:
•	Refrac and waterflood projects on PDNP reserves (~$66 million total capital)
•	Infill, expansion, waterflood restoration, refrac and CO2 projects on PUD reserves (~$352 million total capital)
•	New formations including Pennsylvania (currently drilling), Montoya and Ellenburger
North Ward Estes field produced at an average net daily rate of 3,160 barrels of oil And 2.4 MMcf of gas during the first quarter of 2005.